Exhibit 99.1

FALSETTI RESIGNS AS ASCENDIA CHAIRMAN

Hamilton, NJ – March 24, 2008 -- Ascendia Brands, Inc. (Pink Sheets:ASCB) today announced that Joseph A. Falsetti has resigned as Executive Chairman of the Company and as a member of its Board of Directors, effective March 21, 2008. Ascendia and Mr. Falsetti have entered into a Separation Agreement under which Mr. Falsettti agreed to the termination of his employment agreement entered into on February 12, 2007 and forfeited rights to certain incentive stock options, in return for mutually agreed-upon severance payments.

About Ascendia Brands

Ascendia Brands, Inc. is a leader in the value and premium value segments of the health and beauty care products sector. In November 2005, Ascendia expanded its range of product offerings through the acquisition of a series of brands, including Baby Magic®, Binaca®, Mr. Bubble® and Ogilvie®, and in February 2007 it acquired the Calgon™* and the healing garden® brands. The Company is headquartered in Hamilton, New Jersey, and operates two manufacturing facilities, in Binghamton, New York, and Toronto, Canada. Visit http://www.ascendiabrands.com for additional information.

Certain statements contained herein may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, 21E of the Exchange Act of 1934 and/or the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, statements regarding business plans, future regulatory environment and approval and, the Company’s ability to comply with the rules and policies of independent regulatory agencies. Although the Company believes the statements contained herein to be accurate as of the date they were made, it can give no assurance that such expectations will prove to be correct. The Company undertakes no obligation to update these forward-looking statements.

*Calgon is a licensed trademark.

Investor Relations Contact:

John G. Nesbett/Jennifer Belodeau

IMS, Inc.

(203) 972-9200

jnesbett@institutionalms.com